Exhibit 5
August 6, 2009
Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
Re:	Becton, Dickinson and Company 2004 Employee and Director Equity-Based Compensation Plan Form S-8 Registration Statement Under the Securities Act of 1933
Gentlemen:
          As Senior Vice President and General Counsel of Becton, Dickinson and Company (the “Company”), I am familiar with all corporate action taken by the Company to authorize for issuance an additional 2,500,000 shares under the Company’s 2004 Employee and Director Equity-Based Compensation Plan (the “Plan”).
          On the basis of the foregoing, it is my opinion that the Company has taken all necessary and appropriate corporate action in connection with the authorization for issuance of shares thereunder, and that the shares covered by the above-referenced registration statement, when issued and sold in the manner referred to in the Plan, will constitute legally issued, fully paid and non-assessable shares of Common Stock of the Company.
          This opinion is rendered to you solely in connection with the above matter. This opinion may not be relied upon by you for any other purpose, or relied upon by or furnished to any other person, without my prior written consent.
          I consent to the filing of this opinion as Exhibit 5 to the above-captioned Registration Statement.

Very truly yours,
/s/ Jeffrey S. Sherman
Jeffrey S. Sherman
Senior Vice President and General Counsel